Exhibit 3.1

FORM OF CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES A CONVERTIBLE PERPETUAL PREFERRED STOCK OF MP MATERIALS CORP.

Pursuant to Section 151 of the Delaware General Corporation Law (as amended, supplemented or restated from time to time, the “DGCL”), MP Materials Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 of the DGCL DOES HEREBY CERTIFY

FIRST: That, the Second Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) authorizes the issuance of up to Fifty Million (50,000,000) shares of Preferred Stock, par value $0.0001, of the Corporation (“Preferred Stock”) in one or more series and expressly vests the Board of Directors of the Corporation (the “Board”) with the authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the dividend rate, conversion rights, redemption price and liquidation preference, of any series of shares of Preferred Stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding);

SECOND: That, pursuant to the authority vested in the Board by the Certificate of Incorporation and delegated to the Transaction Committee of the Board on June 30, 2025 (the “Transaction Committee”), the Transaction Committee on July 9, 2025, adopted the following resolution designating a new series of Preferred Stock as “Series A Convertible Perpetual Preferred Stock”:

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to the authority vested in the Board in accordance with the provisions of Article IV of the Certificate of Incorporation and the provisions of Section 151 of the DGCL, and delegated to the Transaction Committee by the Board in accordance with the Certificate of Incorporation and the DGCL, a series of Preferred Stock of the Corporation designated as “Series A Convertible Perpetual Preferred Stock” is hereby authorized, and the designations, rights, preferences, powers, restrictions and limitations of the Series A Convertible Perpetual Preferred Stock shall be as follows:

Table of Contents

1. Designation	1
2. Defined Terms	1
3. Rank	5
4. Dividends	5
4.1 Accrual of Dividends	5
4.2 Payment of Dividends	5
4.3 Dividend Calculations	6
4.4 Special Payments	6
5. Liquidation	6
5.1 Liquidation	6
5.2 Insufficient Assets	6
5.3 Notice Requirement	6
6. Voting	6
7. Conversion	7
7.1 Holders’ Optional Right to Convert	7
7.2 Mandatory Conversion	7
7.3 Procedures for Conversion; Effect of Conversion	7
7.4 Reservation of Stock	9
7.5 No Charge or Payment	10
7.6 Adjustment to Conversion Price and Number of Conversion Shares	10
8. Reissuance of Series A Preferred Stock	16
9. Notices	16
10. Share Exchanges, Reclassifications, Mergers and Consolidations	17
11. Amendments and Waiver	17
12. Withholding	17
13. Transfers and Exchanges	17

i

1. Designation. There shall be a series of Preferred Stock that shall be designated as “Series A Convertible Perpetual Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting such series (“Shares”) shall be 400,000 with an initial Stated Value (as defined below) of $1,000 per Share. The rights, preferences, powers, restrictions and limitations of the Series A Preferred Stock shall be as set forth herein. The Series A Preferred Stock shall be issued in book-entry form on the Corporation’s share ledger, subject to the rights of holders to receive certificated Shares under the DGCL.

2. Defined Terms. For purposes hereof, the following terms shall have the following meanings:

“Accumulated Stated Value” has the meaning set forth in Section 4.1.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding anything to the contrary herein, the determination of whether one Person is an “Affiliate” of another Person for purposes of this Certificate of Designations shall be made based on the facts at the time such determination is made or required to be made, as the case may be, hereunder.

“Beneficial Ownership Limitation” has the meaning set forth in Section 7.3(e).

“Board” has the meaning set forth in the Recitals.

“Business Day” means a day other than a Saturday, Sunday or other day on which the SEC or banks in the City of New York are authorized or required by law to close.

“Certificate of Designations” means this Certificate of Designations, Preferences and Rights of Series A Convertible Perpetual Preferred Stock of MP Materials Corp., as it may be amended from time to time.

“Certificate of Incorporation” has the meaning set forth in the Recitals.

“Common Stock” means the common stock, par value $0.0001 per share, of the Corporation.

“Compounded Dividends” has the meaning set forth in Section 4.2.

“Conversion Date” has the meaning set forth in Section 7.3(d).

“Conversion Limitation Adjustment Event” means the consummation of (i) any share exchange, stock sale, consolidation or merger of the Corporation, or other transaction pursuant to which a majority of the Common Stock will be converted into cash, securities or other property or assets, or pursuant to which any Person or group of Persons will have the right to appoint a majority of the members of the Board, (ii) any issuance of Common Stock or other securities convertible into Common Stock pursuant to which any Person or group of Persons will have the right to appoint a majority of the Board, or (iii) any sale, lease or other transfer in one transaction or a series of transactions of any material portion of the consolidated assets of the Corporation and its Subsidiaries, taken as a whole, other than the transfer of assets of the Corporation to one or more of the Corporation’s wholly owned Subsidiaries.

“Conversion Price” means, initially, $30.03 per Share (the “Initial Conversion Price”), as adjusted from time to time in accordance with Section 7.6.

“Conversion Shares” means the shares of Common Stock or other capital stock of the Corporation then issuable upon conversion of the Series A Preferred Stock in accordance with the terms of Section 7.

“Corporation” has the meaning set forth in the Preamble.

“DGCL” has the meaning set forth in the Preamble.

“Dividend Payment Date” has the meaning set forth in Section 4.2.

“Dividend Rate” means 7.0% per annum.

“Dividend” has the meaning set forth in Section 4.1.

“Equity Securities” has the meaning ascribed to such term in Rule 405 promulgated under the Securities Act as in effect on the date hereof, and in any event includes any stock, any partnership interest, any limited liability company interest and any other interest, right or security convertible into, or exchangeable or exercisable for, capital stock, partnership interests, limited liability company interests or otherwise having the attendant right to vote for directors or similar representatives.

“Ex-Dividend Date” means the first date on which shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Corporation or, if applicable, from the seller of Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expiration Date” has the meaning set forth in Section 7.6(e).

“Governmental Authority” means any government, court, regulatory or administrative agency, commission, arbitrator (public or private) or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Initial Investor” means the United States Department of Defense.

“Insolvency Event” means:

(a) any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(b) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Corporation, or a substantial part of the property or assets of the Corporation, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Corporation, or a substantial part of the property or assets of the Corporation, or (iii) the winding-up or liquidation of the Corporation, and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(c) the Corporation shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (b) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Corporation, or a substantial part of the property or assets of the Corporation, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due.

“Junior Securities” means, collectively, the Common Stock and each other class or series of capital stock now existing or hereafter authorized, classified or reclassified, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

“Last Reported Sale Price” of the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded. If the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price per share for the Common Stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted, the “Last Reported Sale Price” shall be the average of the mid-point of the last bid and ask prices per share for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Corporation for this purpose.

“Laws” mean all state or federal laws, common law, statutes, ordinances, codes, rules or regulations, orders, executive orders, judgments, injunctions, governmental guidelines or interpretations have the force of law, Permits, decrees, or other similar requirement enacted, adopted, promulgated, or applied by any Governmental Authority.

“Liquidation” has the meaning set forth in Section 5.1.

“Mandatory Conversion Date” has the meaning set forth in Section 7.2.

“Mandatory Conversion Determination” has the meaning set forth in Section 7.3(a).

“Mandatory Conversion Premium” means 150%.

“Mandatory Conversion Right” has the meaning set forth in Section 7.2.

“Mandatory Conversion Threshold” means the Conversion Price multiplied by the Mandatory Conversion Premium.

“Notice of Conversion” has the meaning set forth in Section 7.3(a).

“NYSE” means the New York Stock Exchange.

“Original Issue Date” means July 11, 2025. For the avoidance of doubt, any additional Series A Preferred Stock issued as contemplated by Section 6.01(b) of the Transaction Agreement shall be deemed to be issued on the Original Issue Date.

“Parity Securities” means any class or series of capital stock, the terms of which expressly provide that such class ranks pari passu with the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary bankruptcy, liquidation, dissolution or winding up of the affairs of the Corporation.

“Permits” mean all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Preferred Stock” has the meaning set forth in the Recitals.

“Regulatory Laws” shall mean, collectively, any Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade or that affect foreign investment, outbound investment, foreign exchange, national security or national interest of any jurisdiction.

“Reorganization Event” has the meaning set forth in Section 7.6(f).

“Restricted Stock Legend” has the meaning set forth in Section 13(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Securities” means any class or series of capital stock, the terms of which expressly provide that such class ranks senior to any series of the Series A Preferred Stock, has preference or priority over the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

“Series A Preferred Stock” has the meaning set forth in Section 1.

“Shares” has the meaning set forth in Section 1.

“Special Payment” has the meaning set forth in Section 4.4.

“Special Payment Amount” means the product of (i) the number of shares of Common Stock into which a Share would be convertible, and (ii) the amount by which (x) the sum of all cash dividends declared by the Board and paid by the Corporation on each share of Common Stock during the most recently completed fiscal year (as determined by the record date for such dividend payment) exceeds (y) 7.0% of the Last Reported Sale Price, in each case, as determined on the last Trading Day of such completed fiscal year.

“Special Payment Date” has the meaning set forth in Section 4.4.

“Special Payment Record Date” has the meaning set forth in Section 4.4.

“Spin-Off” has the meaning set forth in Section 7.6(d).

“Stated Value” means, with respect to any Share on any given date, $1,000.00.

“Subsidiary” when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (x) securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) or (y) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Transaction Agreement” means that Transaction Agreement, dated as of the Original Issue Date, by and between the Corporation and the Initial Investor (and any transferee that becomes party to the Transaction Agreement in accordance with its terms), as amended, modified or supplemented from time to time.

“Tax” and “Taxes” means any and all United States federal, state, local or non-United States taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority, including taxes or other charges in the nature of a tax on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges.

“Trading Day” means a Business Day on which NYSE (or any other national securities exchange on which the Common Stock is listed at such time) is open for business.

“Transfer Agent” means the Corporation’s transfer agent and registrar for the Common Stock, and any successor appointed in such capacity.

3. Rank. With respect to the distribution of assets upon Liquidation of the Corporation and payment of dividends, all Shares of the Series A Preferred Stock shall rank (a) senior to all Junior Securities and (b) pari passu with any Parity Securities in issue from time to time, and (c) junior to all Senior Securities; provided, that without the prior written consent of the holders of a majority of the then-issued and outstanding Series A Preferred Stock, the Corporation shall not issue any new Equity Interests of the Corporation, or reclassify, alter or amend any existing Equity Interests of the Corporation into, or issue any Equity Interests convertible into, Equity Interests of the Corporation, in each case, ranking pari passu with, or senior to, the Series A Preferred Stock with respect to the distribution of assets upon Liquidation.

4. Dividends.

4.1 Accrual of Dividends. From and after the Original Issue Date of the Shares, cumulative dividends (each, a “Dividend”) on each such Share shall accrue, whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears at the applicable Dividend Rate on the sum of (i) the Stated Value thereof plus (ii) once compounded, any Compounded Dividends thereon (the Stated Value plus accumulated Compounded Dividends, the “Accumulated Stated Value”). For the avoidance of doubt, the payment of a Special Payment with respect to a Share or any rights with respect thereto shall not reduce or otherwise affect the Accumulated Stated Value of such Share.

4.2 Payment of Dividends. All Dividends shall compound quarterly on the last day of March, June, September and December of each calendar year, and shall be automatically added to the then current Accumulated Stated Value (“Compounded Dividends”).

4.3 Dividend Calculations. Dividends on the Series A Preferred Stock shall accrue on the basis of a 360-day year, consisting of twelve (12), thirty (30) calendar day periods, and shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.

4.4 Special Payments.

(a) Generally. For any completed fiscal year of the Corporation, to the extent the Special Payment Amount is greater than zero, the Corporation shall pay (a “Special Payment”), within the first 15 Business Days of the succeeding fiscal year (the date of such payment, the “Special Payment Date”), the Special Payment Amount to the holder of record of each Share as of the close of business on the last Business Day of such completed fiscal year (the “Special Payment Record Date”).

(b) Conversion Prior to or Following a Record Date. If the Conversion Date for any Shares is prior to the Special Payment Record Date, the holder of such Shares shall not be entitled to any Special Payment. If the Conversion Date for any Shares is after the Special Payment Record Date, but prior to the corresponding Special Payment Date, the holder of such Shares as of the Special Payment Record Date shall be entitled to receive such Special Payment, notwithstanding the conversion of such Shares prior to the applicable Special Payment Date.

5. Liquidation.

5.1 Liquidation. Upon the occurrence of any Insolvency Event of the Corporation (a “Liquidation”), the holders of Shares then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, pari passu with any payment to the holders of any Parity Securities and subject to the rights of Senior Securities and the Corporation’s creditors, but before any distribution or payment out of the assets of the Corporation shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount in cash equal to the greater of (i) the Accumulated Stated Value, plus accrued and unpaid Dividends, and (ii) such amount as would have been payable had all Shares been converted into Comon Stock at the Conversion Price immediately prior to such Liquidation (such amount, the “Liquidation Price”).

5.2 Insufficient Assets. If upon any Liquidation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Shares the Liquidation Price to which they are entitled under Section 5.1, (a) the holders of the Shares shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective full preferential amounts which would otherwise be payable in respect of the Series A Preferred Stock or any Parity Securities in the aggregate upon such Liquidation if all amounts payable on or with respect to such Shares were paid in full, taking into account the Liquidation Price payable in respect of such Series A Preferred Stock, and (b) the Corporation shall not make or agree to make, or set aside for the benefit of the holders of Junior Securities, any payments to the holders of Junior Securities.

5.3 Notice Requirement. In the event of any Liquidation, the Corporation shall, within 10 days of the date the Board approves such action, or no later than 20 days prior to any stockholders’ meeting called to approve such action, or within 20 days of the commencement of any involuntary proceeding, whichever is earlier, give each holder of Shares written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of Shares upon consummation of the proposed action and the date of delivery thereof and the Corporation shall contemporaneously with any such delivery publicly disclose any material, nonpublic information provided on a Current Report on Form 8-K or otherwise. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of Shares of such material change.

6. Voting. Holders of the Series A Preferred Stock will not have any voting, consent or waiver rights except as set forth in this Section 6 or as otherwise provided in the Certificate of Incorporation or required by the General Corporation Law of the State of Delaware. As long as any Share of Series A Preferred Stock is outstanding, the Corporation shall not amend, modify or supplement any provision of (a) this Certificate of Designations in a manner that would have a material adverse effect on the special rights, powers, preferences or privileges of the holders of the Series A Preferred Stock or (b) the Certificate of Incorporation in a manner that would have an adverse effect on the rights, powers, preferences or privileges of the holders of the Series A Preferred Stock, unless in each case, the prior written approval of the holders of a majority of the Series A Preferred Stock issued and outstanding has been obtained.

7. Conversion.

7.1 Holders’ Optional Right to Convert. Subject to the provisions of this Section 7, including the Beneficial Ownership Limitation, at any time and from time to time on or after the Original Issue Date, any holder of Series A Preferred Stock shall have the right by written election to the Corporation to convert all or any portion of the outstanding Shares (including any fraction of a Share) held by such holder into an aggregate number of shares of Common Stock as is determined by (a) multiplying the number of Shares (including any fraction of a Share) to be converted by the Stated Value for the Shares to be converted and then (b) dividing the result by the Conversion Price in effect immediately prior to such conversion, and in addition thereto the holder shall receive cash in lieu of any fractional shares as set out in Section 7.3(c); provided that, if applicable, no holder of Shares shall have the right to convert all or any portion of the outstanding Shares into shares of Common Stock until the expiration or termination of the applicable waiting period (and any extension thereof) under the HSR Act and any other applicable Regulatory Laws.

7.2 Mandatory Conversion. Subject to the provisions of this Section 7, at any time following the fifth (5th) anniversary of the Original Issue Date, if the closing price per share of Common Stock exceeds the Mandatory Conversion Threshold for at least 20 Trading Days in any period of 30 consecutive Trading Days immediately prior to the date a holder of Shares receives a Notice of Mandatory Conversion (as defined below) and, at the time a Notice of Mandatory Conversion is delivered to a holder of Shares there is an effective registration statement registering, and the prospectus contained therein is available for, the issuance of the Conversion Shares, the Corporation may elect to convert all or any portion of the outstanding Shares (including any fraction of a Share) (the “Mandatory Conversion Right”) at the Conversion Price in effect immediately prior to such conversion (with the aggregate number of shares of Common Stock to be delivered by the Corporation determined pursuant to the formula set forth in Section 7.1), and in addition thereto the holder shall receive cash in lieu of any fractional shares as set out in Section 7.3(c); provided, that in the case of an election to convert less than all of the outstanding Shares, the Corporation shall convert the same pro rata portion of each holder’s Shares converted pursuant to this Section 7.2. The date (the “Mandatory Conversion Date”) for any Mandatory Conversion will be a Business Day of the Corporation’s choosing that is no more than 20, nor less than 10, Business Days after the Notice of Mandatory Conversion for such Mandatory Conversion. Receipt of a valid Mandatory Conversion Notice will not limit a holder’s right to convert its Shares on a Conversion Date prior to the Mandatory Conversion Date. To exercise its Mandatory Conversion Right with respect to any Shares, the Corporation must send to each holder of such shares a written notice of such exercise (a “Notice of Mandatory Conversion”). Such Notice of Mandatory Conversion must state: (1) that the Corporation has exercised its Mandatory Conversion Right to cause the Mandatory Conversion of the Shares, briefly describing the Corporation’s Mandatory Conversion Right under this Certificate of Designations; (2) the Mandatory Conversion Date for such Mandatory Conversion and the date scheduled for the settlement of such Mandatory Conversion; (3) the number of Shares subject to Mandatory Conversion; (4) that Shares subject to Mandatory Conversion may be converted at the option of the holders thereof pursuant to an Optional Conversion at any time before the close of business on the Business Day immediately before the Mandatory Conversion Date; and (5) the Conversion Price in effect on the Notice of Mandatory Conversion Date for such Mandatory Conversion.

7.3 Procedures for Conversion; Effect of Conversion.

(a) Mandatory Conversion. If the Corporation duly exercises, in accordance with Section 7, its Mandatory Conversion Right with respect to any Share, then, subject to the restrictions imposed by the Beneficial Ownership Limitation, (1) the Mandatory Conversion of such Share will occur automatically and without the need for any action on the part of the holder(s) thereof; and (2) the shares of Common Stock due upon such Mandatory Conversion will be registered in the name of the holder(s) of such Shares as of the close of business on the related Mandatory Conversion Date. To the extent that the Beneficial Ownership Limitation applies to any holder, such holder shall within five Business Days of such holder’s receipt of the Notice of Conversion, provide the Corporation with a written determination (a “Mandatory Conversion Determination”), of whether such holder’s Shares are convertible (in relation to other securities owned by such holder, together with any Affiliates and Attribution Parties) and of how many Shares are convertible, and the submission of a Mandatory Conversion Determination shall be deemed to be such holder’s determination of the maximum number of Shares that may be converted, subject to the Beneficial Ownership Limitation and the portion of the Conversion Shares issuable upon such Mandatory Conversion hereunder that would cause such holder to exceed the Beneficial Ownership Limitation shall be held in abeyance by the Corporation for the benefit of such holder (which shall not give the holder any power to vote or dispose of such Conversion Shares during such abeyance period) until such time, if ever, as such holder’s beneficial ownership thereof would not result in such holder exceeding the Beneficial Ownership Limitation. To ensure compliance with this restriction, each holder will be deemed to represent to the Corporation each time it delivers a Mandatory Conversion Determination that such determination has not violated the Beneficial Ownership Limitation and the Corporation shall have no obligation to verify or confirm the accuracy of such determination.

(b) Holder Conversion. In order to effectuate a conversion of Shares pursuant to Section 7.1, a holder or the Corporation, as applicable, shall submit a written election to the Corporation or the holders, as applicable, that such holder or the Corporation elects to convert Shares specifying the number of Shares elected to be converted (a “Notice of Conversion”). The holders shall surrender, along with a Notice of Conversion, if applicable, to the Corporation the certificate or certificates, if any, representing the Shares being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event such certificate or certificates are lost, stolen or missing, accompanied by an affidavit of loss executed by the holder. The conversion of such Shares hereunder shall be deemed effective as of the date of submission of the Notice of Conversion and surrender of such Series A Preferred Stock certificate or certificates, if any, or delivery of such affidavit of loss, if applicable. Upon the receipt by the Corporation or the holders, as applicable, of a Notice of Conversion and the surrender of such certificate(s) and accompanying materials (if any), the Corporation shall as promptly as practicable (but in any event within 5 business days thereafter) deliver to the relevant holder or holders, as applicable (A) the number of shares of Common Stock (including any fractional share) to which such holder or holders shall be entitled upon conversion of the applicable Shares as calculated pursuant to Section 7.1, as applicable, and, if applicable (B) the number of Shares delivered to the Corporation for conversion but otherwise not elected to be converted pursuant to the written election, in each case in book-entry form as recorded by the Transfer Agent. All shares of capital stock issued hereunder by the Corporation shall be duly and validly issued, fully paid and non-assessable, free and clear of all Taxes, liens, charges and encumbrances with respect to the issuance thereof.

(c) Fractional Shares. The Corporation shall not issue any fractional shares of Common Stock upon conversion of Series A Preferred Stock. Instead the Corporation shall pay a cash adjustment to the holder of Series A Preferred Stock being converted based upon the Last Reported Sale Price on the Trading Day immediately prior to the Conversion Date.

(d) Effect of Conversion. All Shares converted as provided in Section 7.1 or Section 7.2, as applicable, shall no longer be deemed outstanding as of the applicable Conversion Date and all rights with respect to such Shares shall immediately cease and terminate as of such time, other than the right of the holder to receive shares of Common Stock and payment in lieu of any fraction of a Share in exchange therefor. The “Conversion Date” means the date on which such holder complies with the procedures in Section 7.3(b) (including the submission of the written election to the Corporation of its election to convert).

(e) Limitation on Conversion.

(i) Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Series A Preferred Stock, including, without limitation, by exercise of its Mandatory Conversion Right, and a holder shall not have the right to receive Conversion Shares to the extent that, after giving effect to such conversion, such holder (together with such holder’s Affiliates, and any Persons acting as a group together with such holder or any of such holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such holder and its Affiliates and Attribution Parties shall include the number of Conversion Shares issuable upon conversion of the Shares with respect to which such determination is being made, but shall exclude the number of Conversion Shares which are issuable upon (i) conversion of the remaining, unconverted Shares beneficially owned by such holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 7.3(e)(i), beneficial ownership shall be calculated as set forth in Rule 13d-3 of the rules and regulations under the Exchange Act, it being acknowledged by the holder that the Corporation is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the holder is solely responsible for any schedules required to be filed in accordance therewith (other than as it relates to a holder relying on the number of shares of Common Stock issued and outstanding as provided by the Corporation pursuant to this Section). In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 7.3(e), in determining the number of outstanding shares of Common Stock, a holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a holder, the Corporation shall within one Trading Day confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. The “Beneficial Ownership Limitation” shall be 19.9% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of Conversion Shares upon conversion of the Shares held by the holder. The limitations contained in this Section 7.3(e) shall apply to a successor holder of Shares. The limitations contained in this Section 7.3(e) shall terminate immediately at any time at which the Common Stock ceases to be an “equity security” as defined in Rule 13d-1(i) promulgated under the Exchange Act (or any successor rule).

(ii) Limitation on Conversion Share Transfers. Any Conversion Shares issued upon conversion of a Share may be sold only pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act; provided, that the holder shall take reasonable efforts based solely on its review of Section 13 filings made with the SEC, or if otherwise known to the holder, not to sell any Conversion Shares to any Person or “group”, within the meaning of Section 13(d) of the Exchange Act, if following, and taking into effect, such sale, such Person or group would beneficially own more than 9.9% of the outstanding Common Stock. For purposes of this Section 7.3(e)(ii), beneficial ownership shall be calculated as set forth in Rule 13d-3 of the rules and regulations under the Exchange Act; provided, that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable immediately (including assuming conversion of all Shares) owned by such Person to Common Stock.

(iii) Adjustment of Limitation upon a Conversion Limitation Adjustment Event. In connection with, and conditioned upon the consummation of, a Conversion Limitation Adjustment Event, holders of Shares may, with at least 10 days’ advance written notice to the Corporation, elect to increase or remove the Beneficial Ownership Limitation. The Corporation shall provide written notice to all holders of record of Shares at least 20 days prior to the anticipated date of the Conversion Limitation Adjustment Event. The notice shall state (A) the anticipated date of the Conversion Limitation Adjustment Event; (B) a brief description of the Conversion Limitation Adjustment Event; and (C) the date by which holders of Shares must provide notice to the Corporation to effect an adjustment of the Beneficial Ownership Limitation.

7.4 Reservation of Stock. The Corporation shall at all times when any Shares are outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series A Preferred Stock pursuant to this Section 7, taking into account any adjustment to such number of shares so issuable in accordance with Section 7.6 hereof, and without regard to the Beneficial Ownership Limitation. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the Shares.

7.5 No Charge or Payment. The issuance of certificates for shares of Common Stock upon conversion of Shares pursuant to Section 7.1 or Section 7.2, as applicable, shall be made without payment of additional consideration by, or other charge, cost or Tax (to the extent permitted under applicable law) to, the holder in respect thereof. To the extent that any transfer, excise, sales and use, or similar taxes and fees (“Transfer Taxes”) are imposed upon or incurred in connection with the issuance or conversion of the Series A Preferred Stock under applicable law, the Corporation shall bear 100% of any such Transfer Taxes.

7.6 Adjustment to Conversion Price and Number of Conversion Shares. In order to prevent dilution of the conversion rights granted under this Section 7, the Conversion Price and the number of Conversion Shares issuable on conversion of the Shares shall be subject to adjustment, without duplication, from time to time as provided in this Section 7.6, except that the Corporation shall not make any adjustment to the Conversion Price if each holder of the Series A Preferred Stock participates, at the same time and upon the same terms as all holders of Common Stock and solely as a result of holding Series A Preferred Stock, in any transaction described in this Section 7.6 without having to convert its Series A Preferred Stock, as if each such holder held a number of shares of Common Stock that would be issuable upon conversion of such Series A Preferred Stock in accordance with Section 7.1.

(a) Subdivisions and Combinations. In case the outstanding shares of Common Stock shall be subdivided (whether by stock split, recapitalization or otherwise) into a greater number of shares of Common Stock or combined (whether by consolidation, reverse stock split or otherwise) into a lesser number of shares of Common Stock, then the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision or combination becomes effective shall be adjusted to equal the product of the Conversion Price in effect on such date and a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such subdivision or combination, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such subdivision or combination. Such adjustment shall become effective retroactively to the close of business on the day upon which such subdivision or combination becomes effective.

(b) Stock Dividends or Distributions. If the Corporation shall issue shares of Common Stock as a dividend or distribution on all or substantially all shares of Common Stock or if the Corporation effects a stock split or combination of the Common Stock (other than as set forth in Section 7.6(f)), the Conversion Price shall be adjusted based on the following formula:

CP1	=	CP0	×	OS0
OS1

where,

CP1	=	the Conversion Price in effect immediately after the open of business on the Ex-Dividend Date for such dividend or distribution or the effective date of such share split or share combination, as the case may be;

CP0	=	the Conversion Price in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution or the effective date of such share split or share combination, as the case may be;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution or the effective date of such share split or share combination, as the case may be; and

OS1	=	the number of shares of Common Stock that would be outstanding immediately after giving effect to such dividend, distribution, share split or share combination, as the case may be.

Any adjustment made under this clause (b) shall become effective immediately after the open of business on such Ex-Dividend Date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (b) is declared but not so paid or made, the Conversion Price shall be immediately readjusted, effective as of the date the Board determines not to pay such dividend or distribution, to the Conversion Price that would then be in effect if such dividend or distribution had not been declared or announced.

(c) Distributions of Rights, Options or Warrants. If the Corporation shall distribute to all or substantially all holders of its Common Stock any rights, options or warrants (other than rights, options or warrants distributed in connection with a stockholders’ rights plan, in which case the provisions of Section 7.6(g) shall apply) entitling them to purchase, for a period of not more than 45 calendar days from the announcement date for such distribution, shares of the Common Stock at a price per share less than the average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement date for such distribution, the Conversion Price shall be decreased based on the following formula:

CP1	=	CP0	×	OS0 + X
OS0 + Y

where

CP1	=	the Conversion Price in effect immediately after the open of business on the Ex-Dividend Date for such distribution;

CP0	=	the Conversion Price in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

OS0	=	the number of shares of the Common Stock outstanding immediately prior to the open of business on the Ex-Dividend Date for such distribution;

X	=	the number of shares of the Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the announcement date of such distribution; and

Y	=	the total number of shares of the Common Stock issuable pursuant to such rights, options or warrants.

Any decrease made under this clause (c) shall be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. To the extent that shares of the Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Price shall be increased to the Conversion Price that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of the Common Stock actually delivered. If such rights, options or warrants are not so distributed, the Conversion Price shall be increased to the Conversion Price that would then be in effect if such record date for such distribution had not occurred.

For purposes of this clause (c), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the Common Stock at a price per share less than such average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the announcement date for such distribution, and in determining the aggregate offering price of such shares of the Common Stock, there shall be taken into account any consideration received by the Corporation for such rights, options or warrants and any amount payable upon exercise or conversion thereof, the value of such consideration, if other than cash, as reasonably determined by the Corporation in good faith.

(d) Distributions of Equity Securities, Indebtedness, other Securities, Assets or Property. If the Corporation distributes shares of its Equity Securities, evidences of its Indebtedness, other assets or property of the Corporation or rights, options or warrants to acquire its Equity Securities or other securities to all or substantially all holders of Common Stock, excluding:

(i) dividends or distributions as to which adjustment is required to be effected pursuant to clause (b) or (c) above;

(ii) rights issued to all holders of the Common Stock pursuant to a rights plan, where such rights are not presently exercisable, trade with the Common Stock and the plan provides that the holders of Shares will receive such rights along with any Common Stock received upon conversion of the Shares;

(iii) dividends or distributions of cash or cash equivalents; and

(iv) Spin-Offs described below in this clause (d),

then the Conversion Price shall be decreased based on the following formula:

CP1	=	CP0	×	SP0 -FMV
SP0

where,

CP1	=	the Conversion Price in effect immediately after the open of business on the Ex-Dividend Date for such distribution;

CP0	=	the Conversion Price in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

SP0	=	the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV	=	the fair market value (as determined by the Board in good faith) of the shares of Equity Securities, evidences of Indebtedness, securities, assets or property distributed with respect to each outstanding share of the Common Stock immediately prior to the open of business on the Ex-Dividend Date for such distribution.

Any decrease made under the portion of this clause (d) above shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. If such distribution is not so paid or made, the Conversion Price shall be increased to be the Conversion Price that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing decrease, each holder of Share may elect to receive at the same time and upon the same terms as holders of shares of Common Stock without having to convert its Series A Preferred Stock, the amount and kind of the Equity Securities, evidences of the Corporation’s Indebtedness, other assets or property of the Corporation or rights, options or warrants to acquire its Equity Securities or other securities of the Corporation that such holder would have received as if such holder owned a number of shares of Common Stock into which the Share of Series A Preferred Stock was convertible at the Conversion Price in effect on the Ex-Dividend Date for the distribution. If the Board of Directors determines the “FMV” (as defined above) of any distribution for purposes of this clause (d) by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution.

With respect to an adjustment pursuant to this clause (d) where there has been a payment of a dividend or other distribution on the Common Stock in shares of Equity Securities of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of the Corporation that will be, upon distribution, listed on a U.S. national or regional securities exchange (a “Spin-Off”), the Conversion Price shall be decreased based on the following formula:

CP1	=	CP0	×	MP0
FMV + MP0

where,

CP1	=	Conversion Price in effect immediately after the end of the Valuation Period;

CP0	=	the Conversion Price in effect immediately prior to the end of the Valuation Period;

FMV	=	the average of the Last Reported Sale Prices of the Equity Securities or similar equity interest distributed to holders of the Common Stock applicable to one share of the Common Stock (determined by reference to the definition of Last Reported Sale Price as set forth in Section 2 as if references therein to Common Stock were to such Equity Securities or similar equity interest) over the first 10 consecutive Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off (the “Valuation Period”); and

MP0	=	the average of the Last Reported Sale Prices of the Common Stock over the Valuation Period.

Any adjustment to the Conversion Price under the preceding paragraph of this clause (d) shall be made immediately after the close of business on the last Trading Day of the Valuation Period. If the Conversion Date for any share of Series A Preferred Stock to be converted occurs on or during the Valuation Period, then, notwithstanding anything to the contrary in this Certificate of Designations, the Corporation will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last Trading Day of the Valuation Period.

(e) Tender Offer, Exchange Offer. If the Corporation or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for the Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of the Common Stock exceeds the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), the Conversion Price shall be decreased based on the following formula:

CP1	=	CP0	×	SP1 × OS0
AC + (SP1 × OS1)

where,

CP1	=	the Conversion Price in effect immediately after the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;

CP0	=	the Conversion Price in effect immediately prior to the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;

AC	=	the aggregate value of all cash and any other consideration (as determined by the Board in good faith) paid or payable for shares purchased or exchanged in such tender or exchange offer;

SP1	=	the average of the Last Reported Sales Prices of the Common Stock of over the 10 consecutive Trading Day period beginning on, and including, the Trading Day next succeeding the Expiration Date;

OS1	=	the number of shares of the Common Stock outstanding immediately after the close of business on the Expiration Date (adjusted to give effect to the purchase or exchange of all shares accepted for purchase in such tender offer or exchange offer); and

OS0	=	the number of shares of the Common Stock outstanding immediately prior to the Expiration Date (prior to giving effect to such tender offer or exchange offer).

provided, however, that the Conversion Price will in no event be adjusted up pursuant to this Section 8(f), except to the extent provided in the immediately following paragraph. The adjustment to the Conversion Price pursuant to this Section 8(f) will be calculated as of the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date. If the Conversion Date for any share of Series A Preferred Stock to be converted occurs on the Expiration Date or during the Tender/Exchange Offer Valuation Period, then, notwithstanding anything to the contrary in this Certificate of Designations, the Corporation will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last Trading Day of the Tender/Exchange Offer Valuation Period.

To the extent such tender or exchange offer is announced but not consummated (including as a result of being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of shares of Common Stock in such tender or exchange offer are rescinded, the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of shares of Common Stock, if any, actually made, and not rescinded, in such tender or exchange offer.

(f) Adjustment for Reorganization Events. If there shall occur any reclassification, statutory share exchange, reorganization, recapitalization, consolidation or merger involving the Corporation with or into another Person in which the Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property (excluding a merger solely for the purpose of changing the Corporation’s jurisdiction of incorporation), including a Conversion Limitation Adjustment Event (without limiting the rights of holders of Series A Preferred Stock or the Corporation with respect to any Conversion Limitation Adjustment

Event) (a “Reorganization Event”), then, subject to Section 5, following any such Reorganization Event, each Share shall remain outstanding or be converted or exchanged for other preference securities pursuant to Section 10 hereof, and be convertible into the number, kind and amount of securities, cash or other property which a holder of such Share would have received in such Reorganization Event had such holder converted its Shares into the applicable number of shares of Common Stock immediately prior to the effective date of the Reorganization Event using the Conversion Price applicable immediately prior to the effective date of the Reorganization Event; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 7.6 set forth with respect to the rights and interest thereafter of the holders of Series A Preferred Stock, to the end that the provisions set forth in this Section 7.6 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably practicable, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock. Without limiting the Corporation’s obligations with respect to a Conversion Limitation Adjustment Event, the Corporation (or any successor) shall, no less than 20 calendar days prior to the occurrence of any Reorganization Event, provide written notice to the holders of Series A Preferred Stock of the expected occurrence of such event and of the kind and amount of the cash, securities or other property that each Share of Series A Preferred Stock is expected to be convertible into under this Section 7.6(f). Failure to deliver such notice shall not affect the operation of this Section 7.6(f). The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless, to the extent that the Corporation is not the surviving corporation in such Reorganization Event, or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series A Preferred Stock into stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event.

(g) Stockholders’ Rights Plan. To the extent that any stockholders’ rights plan adopted by the Corporation is in effect upon conversion of the Shares, the holders of Shares will receive, in addition to any Common Stock due upon conversion, the appropriate number of rights, if any, under the applicable rights agreement (as the same may be amended from time to time). However, if, prior to any conversion, the rights have separated from the shares of the Common Stock in accordance with the provisions of the applicable stockholders’ rights plan, the Conversion Price will be adjusted at the time of separation as if the Corporation distributed to all holders of the Common Stock, shares of Equity Securities, evidences of Indebtedness, securities, assets or property as described in clause (d) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(h) Other Issuances. Except as stated in this Section 7.6, the Corporation shall not adjust the Conversion Price for the issuances of shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock or rights to purchase shares of Common Stock or such convertible or exchangeable securities.

(i) Adjustment at the Discretion of the Board. The Corporation shall be permitted to decrease the Conversion Price by any amount for a period of at least 20 Business Days if the Board determines in good faith that such decrease would be in the best interest of the Corporation. In addition, to the extent permitted by applicable law and subject to the applicable rules of any exchange on which any of the Corporation’s securities are then listed, the Corporation also may (but is not required to) decrease the Conversion Price to avoid or diminish income tax to holders of Common Stock or rights to purchase shares of Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event. Whenever the Conversion Price is decreased pursuant to either of the preceding two sentences, the Corporation shall deliver to the holders of the Series A Preferred Stock a notice of the decrease at least fifteen (15) days prior to the date the decreased Conversion Price takes effect, and such notice shall state the decreased Conversion Price and the period during which it will be in effect.

(j) Rounding; Par Value; De-minimis Adjustments. All calculations under Section 7.6 shall be made to the nearest 1/10,000th of a cent or to the nearest 1/10,000th of a share, as the case may be. No adjustment in the Conversion Price shall reduce the Conversion Price below the then par value of the Common Stock. If an adjustment to the Conversion Price otherwise required by this Section 7.6 would result in a change of less than 1% to the Conversion Price, then, notwithstanding anything to the contrary in this Section 7.6, the Corporation may, at its election, defer and carry forward such adjustment, except that all such deferred adjustments must be given effect (i) when all such deferred adjustments would result in an aggregate change to the Conversion Price of at least 1%, (ii) on the Conversion Date of any share of Series A Preferred Stock and (iii) on the effective date of any Conversion Limitation Adjustment Event.

(k) Treatment of Pre-Record Date Adjustments. Notwithstanding this Section 7.6 or any other provision of this Certificate of Designations, if a Conversion Price adjustment becomes effective on any Ex-Dividend Date, and a holder that has converted its Series A Preferred Stock on or after such Ex-Dividend Date and on or prior to the related record date would be treated as the record holder of the shares of Common Stock as of the related Conversion Date based on an adjusted Conversion Price for such Ex-Dividend Date, then, notwithstanding the Conversion Price adjustment provisions in this Section 7.6, the Conversion Price adjustment relating to such Ex-Dividend Date shall not be made for such converting holder. Instead, such holder shall be treated as if such holder were the record owner of the shares of Common Stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(l) Notwithstanding anything to the contrary in this Section 7, the Conversion Price shall not be adjusted:

(i) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(ii) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of the Corporation’s Subsidiaries;

(iii) upon the issuance of any shares of the Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (ii) of this subsection and outstanding as of Original Issuance Date;

(iv) upon the repurchase of any shares of Common Stock pursuant to an open market share repurchase program or other buy back transaction, including structured or derivative transactions, that is not a tender or exchange offer of the kind described in Section 7.6(e);

(v) solely for a change in the par value of the Common Stock; or

(vi) for accrued and unpaid Dividends, if any.

(m) Certificate as to Adjustment.

(i) As promptly as reasonably practicable following any adjustment of the Conversion Price, but in any event not later than thirty (30) days thereafter, the Corporation shall furnish to each holder of record of Series A Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii) As promptly as reasonably practicable following the receipt by the Corporation of a written request by any holder of Series A Preferred Stock, but in any event not later than thirty (30) days thereafter, the Corporation shall furnish to such holder a certificate of an executive officer certifying the Conversion Price then in effect and the number of Conversion Shares or the amount, if any, of other shares of stock, securities or assets then issuable to such holder upon conversion of the Shares held by such holder.

8. Reissuance of Series A Preferred Stock. Shares that have been issued and reacquired by the Corporation in any manner, including shares purchased or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized but unissued shares of Series A Preferred Stock of the Corporation undesignated as to series and may be designated or re-designated and issued or reissued, as the case may be, as part of any series of Series A Preferred Stock of the Corporation; provided that any issuance of such shares as Series A Preferred Stock must be in compliance with the terms hereof.

9. Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder’s address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 9).

10. Share Exchanges, Reclassifications, Mergers and Consolidations. Without the prior written consent of the holders of a majority of the outstanding Shares, the Corporation shall not effect or validate any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the Shares remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Series A Preferred Stock immediately prior to such consummation, taken as a whole .

11. Amendments and Waiver. No provision of this Certificate of Designations may be amended, modified or waived, whether by merger, consolidation or otherwise, except by an instrument in writing executed by the Corporation and holders of a majority of outstanding Shares, and any such written amendment, modification or waiver will be binding upon the Corporation and each holder of Series A Preferred Stock; provided, that any amendment, whether by merger, consolidation or otherwise, to (i) decrease the Stated Value or Accumulated Stated Value or Dividend Rate of any Share of Series A Preferred Stock, (ii) adversely affect the right of a holder of Series A Preferred Stock to convert Series A Preferred Stock into Common Stock or otherwise modify the provisions with respect to conversion in a manner adverse to a holder of Series A Preferred Stock, or increase the Conversion Price (or any amendment, modification or waiver, whether by merger or otherwise, which would in its application increase the Conversion Price) or cause a mandatory conversion into shares of Common Stock of all or any portion of the outstanding Shares (except in the manner provided in Section 7.3(a) hereunder) (in each case, subject to such modifications as are required under this Certificate of Designations) or (iii) otherwise amend any other terms of the Series A Preferred Stock in a manner that would have a disproportionate adverse effect on any holder of the Series A Preferred Stock as compared to other holders of the Series A Preferred Stock, requires the consent of holders of each Share of Series A Preferred Stock. The holders of Series A Preferred Stock shall have all remedies available at law or in equity for a breach of this Certificate of Designations, including the right to seek specific performance. Any action by the Corporation without the consent of holders of Shares required by this Section 11 is expressly ultra vires and shall be void ab initio and any action or attempted action, any contracts, amendments or other documentation thereof or related thereto are expressly null and void.

12. Withholding. The Corporation and its paying agent shall be entitled to withhold Taxes on all payments made on or with respect to the Series A Preferred Stock or Common Stock or other securities issued upon conversion of the Series A Preferred Stock in each case to the extent required by applicable Law.

13. Transfers and Exchanges.

(a) Transfer Restrictions on Series A Preferred Stock. Without the prior written consent of the Corporation, a holder may not sell, assign, transfer, pledge or dispose of all or any portion of such holder’s Shares to any other Person. The Corporation shall be entitled to refuse to register any attempted transfer of Shares not in compliance with this Section 13, and any attempted sale, assignment, transfer, pledge or disposition in violation of this Section 13(a) shall be null and void.

(b) Legends.

(i) Each register and book entry for the Shares shall, subject to Section 6.02(d)(i) of the Transaction Agreement in the case of clause (1) below, contain notations in the following form (in addition to any additional legends or notations as may be required under applicable securities laws):

(1) [SECURITIES LAW LEGEND] THIS SECURITY AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE BEEN ACQUIRED FOR INVESTMENT AND WITHOUT A VIEW TO DISTRIBUTION AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER STATE SECURITIES LAWS. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THIS SECURITY OR THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SECURITY OR ANY INTEREST OR PARTICIPATION THEREIN MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS AND, IN THE CASE OF CLAUSE (B), OTHER THAN A SALE PURSUANT TO RULE 144 UNDER THE SECURITIES ACT (UNLESS REQUIRED BY THE TRANSFER AGENT), PROVIDED THAT THE CORPORATION, IF IT SO REQUESTS, RECEIVES AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE CORPORATION TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS.

(2) [CONTRACTUAL RESTRICTIVE LEGEND] THIS SECURITY AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE BEEN ISSUED SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS AS SET FORTH IN (A) THE CERTIFICATE OF DESIGNATIONS OF THE SERIES A PREFERRED STOCK OF THE CORPORATION AND (B) A TRANSACTION AGREEMENT BETWEEN THE ISSUER OF THIS SECURITY AND THE PARTY REFERRED TO THEREIN, A COPY OF WHICH IS ON FILE WITH THE ISSUER. THE SECURITY REPRESENTED BY THIS INSTRUMENT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH SAID CERTIFICATE AND AGREEMENT. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH SAID CERTIFICATE AND AGREEMENT WILL BE VOID.

(ii) Each register and book entry for the Conversion Shares shall, subject to Section 6.02(d)(i) of the Transaction Agreement with respect to clause (1) below and Section 6.02(d)(ii) of the Transaction Agreement with respect to clause (2) below, contain notations in the following form (in addition to any additional legends or notations ass may be required under applicable securities laws):

(1) [SECURITIES LAW LEGEND] THIS SECURITY HAS BEEN ACQUIRED FOR INVESTMENT AND WITHOUT A VIEW TO DISTRIBUTION AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER STATE SECURITIES LAWS. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THIS SECURITY OR ANY INTEREST OR PARTICIPATION THEREIN MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS AND, IN THE CASE OF CLAUSE (B), OTHER THAN A SALE PURSUANT TO RULE 144 UNDER THE SECURITIES ACT (UNLESS REQUIRED BY THE TRANSFER AGENT), PROVIDED THAT THE CORPORATION, IF IT SO REQUESTS, RECEIVES AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE CORPORATION TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS.

(2) [CONTRACTUAL RESTRICTIVE LEGEND] THIS SECURITY HAS BEEN ISSUED SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS AS SET FORTH IN (A) THE CERTIFICATE OF DESIGNATIONS OF THE SERIES A PREFERRED STOCK OF THE CORPORATION UPON THE CONVERSION OF WHICH THIS SECURITY WAS ISSUED AND (B) A TRANSACTION AGREEMENT BETWEEN THE ISSUER OF THIS SECURITY AND THE PARTY REFERRED TO THEREIN, A COPY OF WHICH IS ON FILE WITH THE ISSUER. THE SECURITY REPRESENTED BY THIS INSTRUMENT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH SAID CERTIFICATE AND AGREEMENT. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH SAID CERTIFICATE AND AGREEMENT WILL BE VOID.

(iii) A holder’s acceptance of any Share or Conversion Share deemed to be bearing a legend required by this Section 13 will constitute such holder’s acknowledgement of, and agreement to comply with, the restrictions set forth in such legend.

(c) No Transfers or Exchanges of Fractional Shares. Notwithstanding anything to the contrary in this Certificate of Designations, all transfers and exchanges of Series A Preferred Stock must be in an amount representing a whole number of Shares, and no fractional share of Series A Preferred Stock may be transferred or exchanged.

(d) Settlement of Transfers and Exchanges. Subject to the requirements of this Section 13, upon satisfaction of the requirements of this Certificate of Designations to effect a transfer or exchange of any Series A Preferred Stock, the Corporation will cause such transfer or exchange to be registered as soon as reasonably practicable but in no event later than the 3rd Business Day after the date of such satisfaction.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations, Preferences and Rights to be executed this 11th day of July, 2025.

MP MATERIALS CORP.

By:
	Name:	Elliot D. Hoops
	Title:	General Counsel and Secretary

[Signature Page to Certificate of Designations]